Exhibit 99.1

Imageware Secures $2.5 Million Bridge Financing as it Continues to Review Strategic Options

San Diego, CA – January 4, 2022 – Imageware® (OTCQB: IWSY) (“Imageware” or “the Company”), a leader in biometric identification and authentication solutions, today announced that it has entered into a bridge facility agreement (the "Agreement") with its largest shareholder. This new facility provides for an aggregate of $2.5 million of potential capital that will allow Imageware and its stakeholders to continue to evaluate and pursue a strategic path that will best position the Company for the future.

Commenting on the financing agreement, Kristin Taylor, Chair and CEO said, “This agreement is a positive step forward for our business as it provides additional funding in the short-term to ensure that we can reach the best long-term solution for our business. I am confident the steps we are taking now will position us well for years to come.”

About Imageware®

Imageware identifies, verifies, and authenticates who people are, not just what keys and codes they have. Our Cloud-based, multimodal biometric solutions provide faster, accurate identification to better secure communities, data, and assets. Imageware solutions are trusted globally by government agencies, law enforcement, and private enterprises. Imageware: Identity with Biometric Certainty. For more information, please visit www.imageware.io.

Media Contact:
Theresa Hernandez

Imageware

thernandez@imageware.io

Investor Relations:

Brian M. Prenoveau, CFA

MZ North America

+1-561-489-5315

brian.prenoveau@mzgroup.us